Exhibit 10.3

EXECUTION COPY

AMENDMENT TO PROMISSORY NOTE

This Amendment to Promissory Note (this “Amendment”) is effective as of January 31, 2021 (the “Amendment Effective Date”) and is between Leisure Acquisition Corp., a Delaware corporation (“Maker”), and GTWY Holdings Limited (“Payee” and, together with Maker, the “Parties”).

This Amendment amends the Promissory Note between the Parties entered into as of December 5, 2019 (the “Note”). Capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed to them in the Note, unless expressly stated otherwise.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

1. The following section is hereby amended to the Note:

14. Conversion.

(a) At the Payee’s option, at any time and from time to time prior to payment in full of the principal balance of this Note, the Payee may elect to convert all or any portion of the outstanding principal amount of this Note into that number of warrants (the “Conversion Warrants”) equal to: (i) the portion of the principal amount of the Note being converted pursuant to this Section 14, divided by (ii) $1.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction related to the Common Stock occurring after the date hereof), rounded up to the nearest whole number. Each Conversion Warrant shall have the same terms and conditions as the warrants issued by the Maker to the sponsors and strategic investor (including those provisions that are applicable to such warrants so long as they are held by the sponsor and its permitted transferees) pursuant to a private placement, as described in Maker’s Registration Statement on Form S-1 (333-221330).

(b) Upon any complete or partial conversion of the principal amount of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) without delaying the Maker’s requirement to deliver Conversion Warrants in accordance with the immediately following clause (iii), the Payee shall surrender and deliver this Note to Maker or such other address which Maker shall designate against delivery of the Conversion Warrants, (iii) Maker shall promptly, but in any event within two (2) business Days of a written conversion request by Payee, deliver a new duly executed Note to the Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall deliver to Payee the Conversion Warrants, which shall bear such legends as are reasonably required, in the opinion of counsel to Maker or by any other agreement between Maker and the Payee and applicable federal securities laws.

(c) The Maker shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Warrants upon conversion of this Note pursuant hereto, including, without limitation, any transfer taxes resulting from any transfer requested by the Payee in connection with any such conversion.

2. Except as expressly set forth herein, this Amendment shall not constitute a supplement to, or an amendment or waiver of, any of the provisions set forth in the Note, and all other provisions of the Note are and shall remain binding and in full force and effect. Section 11 of the Note is hereby incorporated into this Amendment by reference, mutatis mutandis.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the Amendment Effective Date.

LEISURE ACQUISITION CORP.

/s/ Daniel B. Silvers
By:	Daniel B. Silvers
Chief Executive Officer

GTWY HOLDINGS LIMITED

/s/ Tolek Strukoff
By:	Tolek Strukoff
Chief Legal & Administrative Officer